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                                                                    EXHIBIT 99.2

                            CAMCO INTERNATIONAL INC.
                    NYSE: CAM * Oilfield Equipment & Service




                                  NEWS RELEASE


Contact:  Herbert S. Yates
          Senior Vice President - Finance
          713/749-5680




Houston, Texas, May 11, 1998.... The Board of Directors of Camco International
Inc. (NYSE: CAM) announced that Mr. Gilbert H. Tausch, member of the Board of Directors and former President and CEO of Camco, will serve as Chairman and CEO of Camco on an interim basis following the sudden and untimely death early this morning of Gary D. Nicholson, the company's Chairman and CEO. The Board of Directors has formed a special committee which will immediately commence a search for a permanent Chief Executive Officer.

Mr. Tausch served as President and CEO of Camco International from 1972 until his retirement in 1993. The Board stated that the company felt most fortunate in this tragic circumstance to have available to it the experience and expertise of Mr. Tausch, who has continued his active involvement with the company since his retirement. Mr. Tausch stated that Camco's strong management team will continue its excellent performance on behalf of the company. Reporting to Mr. Tausch will be the four Group Presidents heading the business operations of the company and the corporate officers.

The Board of Directors and Camco International wish to express its deepest sympathies to Gary Nicholson's family and friends and acknowledge the many contributions of the late Mr. Nicholson to the success of Camco.